SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(c)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under § 240.14a-12

CONSTAR INTERNATIONAL INC.

(Name of registrant as specified in its charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with written preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

CONSTAR INTERNATIONAL INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 29, 2004

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Constar International Inc. to be held on April 29, 2004, beginning at 9:00 a.m., local time at the offices of Dechert LLP, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania. The purposes of the Annual Meeting are:

(1)	to elect four Class II directors, to hold office until the annual meeting of stockholders in 2007; and

(2)	to transact any other business that may properly come before the meeting.

All holders of record of shares of Constar common stock at the close of business on March 5, 2004 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

We appreciate your ongoing interest and participation in our company. Please take the time to complete, date, sign and promptly return the enclosed proxy card to ensure that your shares will be represented at the meeting. YOUR VOTE IS VERY IMPORTANT.

By Order of the Board of Directors,

David Waksman Vice President, General Counsel and Secretary

Philadelphia, Pennsylvania

March 23, 2004

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being mailed on or about March 25, 2004, to owners of shares of Constar International Inc. (“Constar” or the “Company”) Common Stock in connection with the solicitation of proxies by the Company’s Board of Directors for the 2004 Annual Meeting of Stockholders. Our Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

Constar International Inc.

One Crown Way

Philadelphia, PA 19154-4599

(215) 552-3700

VOTING PROCEDURES

Your vote is very important. Your shares can be voted at the Annual Meeting only if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. You may revoke this proxy at any time before it is voted by written notice to the Secretary of the Company, by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If no directions are given on a properly executed and delivered proxy, your shares will be voted by one of the individuals named on your proxy card in accordance with his judgment.

Who can vote?    Stockholders as of the close of business on March 5, 2004 are entitled to vote. On that day, 12,498,241 shares of our Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of Constar International Inc., One Crown Way, Philadelphia, Pennsylvania beginning April 9, 2004. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

What shares are included in the proxy card? The proxy card represents all the shares of Common Stock registered to you in a particular account. You may receive more than one proxy card if you hold shares which are either registered differently or in more than one account.

How are votes counted?    The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote, is represented in person or by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum has been reached. When nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners by the tenth day before the Annual Meeting, the nominees may vote those shares only on matters deemed routine by Nasdaq, such as the election of directors and ratification of the appointment of independent accountants. On non-routine matters, nominees cannot vote and there is a so-called “broker non-vote” on that matter. Directors are elected by a plurality of the votes present or represented by proxy at the meeting and entitled to vote on the election of directors. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not affect their election.

Who will count the vote?     Our Transfer Agent and Registrar, Equiserve Trust Company, will tally and certify the vote as our Inspector of Elections.

Who is soliciting this proxy?    This solicitation is made on behalf of us and our Board of Directors. We will pay the cost of preparing, assembling and mailing the notice of Annual Meeting, proxy statement and proxy card. Proxies may be solicited by our directors, officers and regular employees, without additional compensation, in person or by telephone or other electronic means. We will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of our Common Stock. In addition, we have retained Mackenzie Partners & Co. to assist us in the solicitation of proxies for a fee of $3,500 plus certain expenses.

What if I can’t attend the meeting?    If you do not attend the meeting in person you must vote your shares by proxy if you intend to vote.

ELECTION OF DIRECTORS

ITEM 1 ON PROXY CARD

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that our business shall be managed by a Board of Directors, with the number of directors to be from six to thirteen as provided by the Board of Directors from time to time. The size of the Board of Directors is currently set at nine. The Amended and Restated Certificate of Incorporation divides our Board of Directors into three classes: Class I, Class II and Class III. The directors in each class serve terms of three years and until their respective successors have been elected and have qualified.

The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. The term of our Class I directors, Charles F. Casey and A. Alexander Taylor, will expire at our 2006 Annual Meeting. The term of the four Class II directors, James C. Cook, James A. Lewis, John P. Neafsey and Angus F. Smith, will expire at our 2004 Annual Meeting. The term of the three Class III directors, Michael J. Hoffman, William G. Little and Frank J. Mechura, will expire at our 2005 Annual Meeting.

Our Board of Directors has recommended the election of James C. Cook, James A. Lewis, John P. Neafsey and Angus F. Smith to our Board of Directors at the 2004 Annual Meeting. In order to balance the number of directors in each class, if each of the nominees is elected, it is expected that James C. Cook will be reclassified as a Class I director.

At the Annual Meeting, four Class II directors are to be elected. Each of the nominees is currently a director of the Company. Each of the nominees has consented to being named as a nominee for director of the Company and has agreed to serve if elected. Each Class II director will be elected to serve until our 2007 Annual Meeting and until his respective successor has been elected and has qualified. If any nominee becomes unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any substitute nominee designated by the Board of Directors. Director elections are determined by a plurality of the votes cast at the Annual Meeting in person or by proxy.

Set forth below is information regarding each nominee for Class II director and each Class I and Class III director, each of whose term will continue after the Annual Meeting.

Nominees For Class II Directors

The Board of Directors recommends a vote FOR each of the listed nominees.

Class II Directors

Name	Age	Principal Occupation During at Least the Past Five Years
James C. Cook	46	Mr. Cook has been Executive Vice President, Chief Financial Officer and a Director of our Company since May 2002. Previously, Mr. Cook was Senior Vice President, Finance for the Berwind Group, a private holding company, from 1998 to 2001. Prior to that, Mr. Cook was Chief Financial Officer of Berwind Industries, a holding company for manufacturing enterprises, from 1995 to 1998. Mr. Cook was also Vice President and General Manager, Security Sensor Components for Sentrol, Inc., a wholly-owned subsidiary of the Berwind Group in 1993 and Controller and then Chief Financial Officer of Sentrol, Inc. from 1989 to 1993. Mr. Cook holds a B.S. in Business with a major in accounting from San Diego State University and an M.B.A. from the University of California, Berkeley.

Name	Age	Principal Occupation During at Least the Past Five Years
James A. Lewis	56	Mr. Lewis has been a member of our Board of Directors since March 2003. Mr. Lewis has been the President and Chief Executive Officer of Lynx Chemical Group since 2002. Prior to that, Mr. Lewis worked as an Independent Management Consultant from 2001 to 2002. Prior to that, Mr. Lewis was President and Chief Executive Officer of WorldWideTesting.com from 2000 to 2001. Before that, Mr. Lewis was Vice President and General Manager of the Container Plastics Business of Eastman Chemical Company from 1997 to 1999.

John P. Neafsey	64	Mr. Neafsey has been a member of our Board of Directors since July 2003. Mr. Neafsey has been President of JN Associates, an investment consulting firm, since 1993. Mr. Neafsey serves as Chairman of Alliance Resource Partners, L.P., is a Director of Longhorn Partners Pipeline and West Pharmaceutical Services Inc., and is Chairman of the Board of Directors of National Equipment Services Company. He previously served as President and CEO of Greenwich Capital Markets from 1990 through 1993. Mr. Neafsey had served on the Greenwich Capital Markets Board since its founding in 1983.

Angus F. Smith	62	Mr. Smith has been a member of our Board of Directors since 2002. Since June 2002, Mr. Smith has been an Alliance Partner with the First Principles Group, a consulting company based in San Francisco, California. Mr. Smith was Vice President and Treasurer of Unisys Corporation from 1997 to 2000. Prior to this, Mr. Smith served at Rohm and Haas Company as Treasurer from 1980 to 1997, as Assistant Treasurer from 1976 to 1980 and in various financial management positions from 1967 to 1976.

Incumbent Class I Directors to Continue in Office for Terms Expiring in 2006

Name of Current Director	Age	Principal Occupation During at Least the Past Five Years
Charles F. Casey	77	Mr. Casey has been a member of our Board of Directors since 2002 and was a member of the Board of Directors of Crown Cork & Seal Company, Inc. from 1992 to 1999. Mr. Casey has been the Chairman of the Board and Chief Executive Officer of V.P.I., a private printing company, since 1993. Mr. Casey is also a Director of Vincent Printing Company, Inc.

A. Alexander Taylor	50	Mr. Taylor has been a member our Board of Directors since March 2003. Mr. Taylor has been the President and Chief Operating Officer of Chattem, Inc. since January 1998 and a member of Chattem’s Board of Directors since 1993. Before that, Mr. Taylor was a partner in the law firm of Miller & Martin from 1983 to 1998. Mr. Taylor is also a Director of The Krystal Company and Olan Mills, Inc.

Incumbent Class III Directors to Continue in Office for Terms Expiring in 2005

Name of Current Director	Age	Principal Occupation During at Least the Past Five Years
Michael J. Hoffman	43	Mr. Hoffman has been President and Chief Executive Officer and a Director of our Company since May 2002. Mr. Hoffman has been President of Constar, Inc. since October 2000. Mr. Hoffman was previously Vice President of Operations for Constar, Inc. since 1995, and director of Crown Cork & Seal Company, Inc.’s Aerosol Manufacturing division from 1993 to 1995. Before that, Mr. Hoffman was a Plant Superintendent, and then a Plant Manager, in several United States branches of Crown from 1987 to 1993. Prior to 1987, Mr. Hoffman was a Plant Superintendent for Continental Can Company and held various other plant management positions.

William G. Little	61	Mr. Little has been a member of our Board of Directors since 2002. Mr. Little was Chairman of the Board of West Pharmaceutical Services, Inc. from 1996 until March 2003. Mr. Little was appointed President and Chief Executive Officer of West Pharmaceutical Services, Inc. in 1991. Mr. Little served as President until 1998 and Chief Executive Officer until April 2002. Mr. Little is a Director of Crown Holdings, Inc., Fox Chase Cancer Center and the Cytyc Corporation.

Frank J. Mechura	61	Mr. Mechura has been a member of our Board of Directors since 1997 and served as President of our Company from February 2002 to May 2002. Mr. Mechura is currently President of the Americas Division of Crown Holdings, Inc. Mr. Mechura was President of our Company from 1996 to 1998, a Senior Vice President of Constar, Inc. from 1996 to 2000 and has been an Executive Vice President and President of the Americas Division of Crown Cork & Seal Company, Inc. since 2001. Mr. Mechura was also Executive Vice President and President of the Americas Plastic Division of Crown Cork & Seal Company, Inc. from 2000 to 2001.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, our business, property and affairs are managed under the direction of our Board of Directors.

Meetings of the Board of Directors.    In 2003, the Board of Directors met nine times. Each of the incumbent directors attended at least 75% of the meetings of the Board and the committees to which the director was assigned.

Committees of the Board of Directors.    The Board of Directors has established three standing committees.

Audit Committee—maintains the sole responsibility to appoint, determine funding for, and oversee the independence and performance of our internal and external auditors and has the authority to engage independent counsel and other advisors to assist in such responsibility. In addition, the Audit Committee assists the Board of Directors in monitoring the integrity of our financial statements and compliance with laws and regulations related to our financial statements and has the responsibility to establish procedures for the receipt and treatment of complaints regarding our financial statements, internal accounting controls or other related auditing matters. In 2003, the Audit Committee met 13 times. The current members of the Audit Committee are Messrs. Casey, Smith and Neafsey, each of whom is “independent” under the listing standards of the National Association of Securities Dealers and applicable SEC regulations.

The Board of Directors has determined that Mr. Neafsey is an “audit committee financial expert” as defined by regulations promulgated under the Securities Act of 1933.

Compensation Committee—reviews and makes recommendations to the Board of Directors regarding the compensation to be provided to the Chief Executive Officer and the directors. In addition, the Compensation Committee reviews compensation arrangements for the other executive officers. The Compensation Committee also administers our equity compensation plans.

In 2003, the Compensation Committee met four times. The current members of the Compensation Committee are Messrs. Casey, Little and Taylor, each of whom is “independent” under the listing standards of the National Association of Securities Dealers and applicable SEC regulations.

Nominating and Corporate Governance Committee—develops and oversees corporate governance guidelines; identifies, reviews, evaluates and recommends potential candidates to serve as directors of the Company. Governance matters were added to this committee’s responsibilities in 2004. The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders who timely submit such recommendations as outlined under “Submission of Director Nominations” below. In 2003, the Nominating Committee met twice. The current members of the Nominating and Corporate Governance Committee are Messrs. Casey, Little and Lewis, each of whom is “independent” under the listing standards of the National Association of Securities Dealers and applicable SEC regulations.

Committee Charters. Each of our Audit, Compensation and Nominating and Corporate Governance Committees has a written charter delineating its responsibilities. Each committee’s charter is available on the “Investors” section of our web site at www.constar.net. In addition, the Audit Committee’s charter is included as Exhibit A to this proxy statement.

Director Compensation.    Non-employee directors receive annual cash compensation in the amount of $25,000, except that the Chairman of the Board receives $30,000, and the following if in attendance: $1,000 per board meeting, except that the Chairman of the Board receives $2,000. Each director who is a member of the Compensation Committee or Nominating and Corporate Governance Committee receives additional annual cash compensation in the amount of $2,500, except that the Chairman of each such committee receives $5,000, and $1,000 for each committee meeting attended, except that the Chairman of each such committee receives $1,500 for each meeting attended. Each director who is a member of the Audit Committee receives additional annual cash compensation of $3,500, except that the Chairman of the committee receives $7,000, and $1,500 for each meeting attended, except that the Chairman of the committee receives $2,000 per meeting attended. We do not pay cash compensation to our employee directors; however, all directors are reimbursed for the expenses they incur in attending meetings of the Board of Directors or board committees. We also intend to annually grant 1,000 shares of restricted stock to the Chairman of the Board and 750 shares of restricted stock to all other non-employee directors under the Non-Employee Directors’ Equity Incentive Plan. These shares are subject to periodic vesting as specified in the applicable restricted stock grant.

Contacting our Directors.    You may contact any of our directors by writing to them care of the Secretary, Constar International Inc., One Crown Way, Philadelphia, Pennsylvania 19154-4599. The Secretary will forward the communication to the applicable director(s). In addition, it is the Company’s policy that any allegation of accounting or financial impropriety must be brought to the attention of the Audit Committee immediately.

Attendance at the Annual Meeting.    We strongly encourage each of our directors to attend our annual meeting of stockholders. Last year, each of our directors attended the annual meeting of stockholders.

Submission of Director Nominations.    The Nominating and Corporate Governance Committee will consider stockholders’ suggestions for nominees for election to our Board of Directors in 2005. Any such suggestion must be made in writing, must include biographical data and a description of such nominee’s qualifications, and must be accompanied by the written consent of such nominee. Any such suggestion for nominees must be mailed to the Nominating and Corporate Governance Committee, Constar International Inc., One Crown Way, Philadelphia, Pennsylvania 19154-4599. For such suggested nominee to be eligible to be considered for inclusion in the proxy statement for the 2005 Annual Meeting of Stockholders in compliance with the Company’s Bylaws, the suggestion must be received between October 24, 2004 and November 23, 2004. Nominees for election to the Board of Directors should at a minimum satisfy the following criteria:

•	Possess the integrity and judgment essential to effective decision making.

•	Have the ability and willingness to commit necessary time and energy to prepare for, attend and participate in meetings of the Board and one or more of its standing committees and not have other directorships, trusteeships or outside involvements that would materially interfere with responsibilities as a director of Constar.

•	Have the willingness and availability to serve at least one three-year term.

•	Have the willingness and ability to represent the interests of all stockholders of the Company rather than any special interest or constituency while keeping in perspective the interests of the Company’s employees, customers, local communities and the public in general.

•	Have background and experience that complement or supplement the background and experience of other Board members.

•	Be free from interests that are or would present the appearance of being adverse to, or in conflict with, the interests of the Company.

•	Have a proven record of competence and accomplishment through demonstrated leadership in business, education, government service or finance, including director, chief executive or senior management experience; academic experience; manufacturing experience; financial and accounting experience; or other relevant experiences that will provide the Board with perspectives that will enhance Board effectiveness, including perspectives that may result from diversity in ethnicity, race, gender, national origin or nationality.

These criteria have been established by the Nominating and Corporate Governance Committee as criteria that any director nominee, whether suggested by a stockholder or otherwise, should satisfy. A nominee for election to the Board of Directors that is suggested by a stockholder will be evaluated by the Nominating and Corporate Governance Committee in the same manner that any other nominee for election to the Board (other than directors standing for re-election) is evaluated. The evaluation process will include a comprehensive background and reference check, a series of personal interviews by, at a minimum, the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee, and a thorough review by the full committee of the nominee’s qualifications and other relevant characteristics, taking into consideration the criteria set forth above. Finally, if the committee determines that a candidate should be nominated for election to the Board of Directors, the committee will present its findings and recommendation to the full Board of Directors for approval.

Corporate Governance Practices.    We regularly monitor developments in the area of corporate governance and review our processes and procedures in light of such developments. In those efforts, we review new federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC and Nasdaq. We have implemented corporate governance practices that we believe are in the best interest of our company and our stockholders.

Codes of Conduct.    We have adopted Corporate Governance Guidelines for our company. These guidelines address such matters as director qualifications, directors’ access to management and advisors, conflicts of interest and performance evaluations. We have also adopted a Code of Ethics that applies to all our employees and includes special provisions applicable to our principal executive officer, principal financial officer, and controller. Our Corporate Governance Guidelines and Code of Ethics are available on the “Investors” section of our web site at www.constar.net.

Disclosure Committee.    We have established a Disclosure Committee, comprised of executives and senior personnel who are actively involved in the disclosure process, to specify, coordinate and oversee the review procedures that we use to prepare our periodic SEC reports.

Ethics Hotline.    We have established a confidential hotline by which employees can communicate concerns regarding unethical or illegal conduct at our company. The Audit Committee has established procedures to receive, retain and treat these concerns.

Insider Trading.    In addition to the insider trading prohibitions of our Code of Ethics, we maintain an additional insider trading policy that applies to our directors, executive officers and certain other personnel. Our insider trading policy prohibits these individuals from trading in our securities at certain times when we would normally expect the company to have material non-public information regarding its quarterly and annual earnings results. In addition, these individuals are prohibited from trading without obtaining the prior approval of a compliance officer.

Executive Sessions of the Independent Directors.     Our independent directors meet periodically in executive session without members of management.

Director Independence

In 2003 the Board considered transactions and relationships between each director, on one hand, and the Company or its affiliates, on the other. The purpose of this review was to determine whether any such transactions or relationships were inconsistent with a determination that the director is independent under the listing standards of the National Association of Securities Dealers and applicable SEC regulations. As a result of this review, the Board determined that Messrs. Casey, Lewis, Little, Neafsey, Smith and Taylor are independent. Mr. Mechura is considered to be not independent because he is an executive officer of Crown Holdings, Inc., one of the Company’s significant stockholders. Messrs. Hoffman and Cook are considered to be not independent because they are executive officers of the Company.

APPOINTMENT OF

INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as independent auditors to audit and report upon the Company’s financial statements for 2004.

One or more representatives of PricewaterhouseCoopers LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

Audit Fees.    The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2003 for the audit of our financial statements for the year ended December 31, 2003 and the review of our quarterly financial statements filed on Form 10-Q in 2003 were $644,000. The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2002 for the audit of our financial statements for the year ended December 31, 2002 were $510,600.

Audit-Related Fees.    The aggregate audit-related fees billed by PricewaterhouseCoopers LLP in 2003 were $45,000 for the audit of benefit plans. There were no audit-related fees billed by PricewaterhouseCoopers LLP in 2002.

Tax Fees.     The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning during 2003 were $11,407. There were no fees billed by PricewaterhouseCoopers LLP for tax compliance, tax advice or tax planning for the year ended December 31, 2002.

All Other Fees.    There were no fees billed by PricewaterhouseCoopers LLP for the years ended December 31, 2003 and December 31, 2002 for any services other than as described above.

All the services described above were approved by our Audit Committee. In accordance with the charter of our Audit Committee, all auditing services and, except as provided in the following sentence, all non-audit services to be provided by any independent auditor of the Company shall be pre-approved by the Audit Committee; in addition, the Audit Committee may delegate such pre-approval duty to one or more designated members of the Audit Committee who are also independent directors of the Board of Directors, provided, that any decisions of any member of the Audit Committee to whom such duty has been delegated shall also be presented to the full Audit Committee at its next scheduled meeting. The pre-approval requirement described in the preceding sentence shall not apply to non-audit services for the Company if (a) the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to its independent auditor during the fiscal year in which the non-audit services are provided; (b) such services were not recognized by the Company at the time of the engagement to be non-audit services; and (c) such services are promptly brought to the attention of the Audit Committee and approved, prior to the completion of the audit, by the Audit Committee or by one or more members of the Audit Committee who are also independent directors of the Board of Directors to whom authority to grant pre-approvals has been delegated by the Audit Committee. The Audit Committee will review and consider all PricewaterhouseCoopers LLP professional services when assessing auditor independence.

AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee appoints the accounting firm to be retained to audit the Company’s financial statements, and once retained, the accounting firm reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the accounting firm with respect to financial statements, financial records and financial controls of the Company and makes recommendations to the Board of Directors as it deems appropriate from time to time. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent auditors. The Board of Directors has adopted a written charter setting forth the functions of the Audit Committee, and revisions were made to the charter in 2003. A copy of the revised charter is attached to the proxy statement of which this report is a part as Appendix A.

The Audit Committee assists the Board of Directors in monitoring the integrity of the Company’s financial statements. Management is responsible for the Company’s financial reporting process, including the Company’s system of internal controls, and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee’s responsibility includes monitoring and reviewing these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

The Audit Committee met with management to consider the adequacy of the Company’s internal controls, and discussed these matters and the overall scope and plans for the audit of the Company with the Company’s independent auditors, PricewaterhouseCoopers LLP. The Audit Committee also discussed with senior management and PricewaterhouseCoopers LLP the Company’s disclosure controls and procedures and the certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission under the recently enacted Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit Committee reviewed and discussed the audited financial statements for 2003 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, significant matters regarding the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61.

The Audit Committee received the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1. In addition, the Audit Committee discussed with the independent auditors the issue of auditor independence, including the compatibility of nonaudit services with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

PricewaterhouseCoopers LLP billed the Company $644,000, in the aggregate, for professional fees for the audit of the Company’s financial statements for the year ended December 31, 2003 and the review of our quarterly financial statements filed on Form 10-Q in 2003. In addition, in 2003 PricewaterhouseCoopers LLP billed the Company $11,407 for professional fees relating to tax compliance, tax advice and tax planning services, and $45,000 for professional fees relating to the audit of benefit plans. PricewaterhouseCoopers LLP did not bill the Company for any professional services related to financial information systems design and implementation as described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X. In addition, there were no other fees billed by PricewaterhouseCoopers LLP for any services other than as described in this paragraph.

The Audit Committee has reappointed PricewaterhouseCoopers LLP as independent auditors to audit and report upon the Company’s financial statements for 2004. In appointing PricewaterhouseCoopers LLP as the Company’s auditors for the fiscal year ending December 31, 2004, the Audit Committee has considered whether PricewaterhouseCoopers LLP’s provision of services other than audit services are compatible with maintaining its independence.

RESPECTFULLY SUBMITTED BY:

Charles F. Casey

John P. Neafsey

Angus F. Smith

SUBMISSION OF STOCKHOLDER PROPOSALS

AND DIRECTOR NOMINATIONS

The Securities and Exchange Commission rules and our Amended and Restated Bylaws set forth standards as to what stockholder proposals are required to be included in a proxy statement. Stockholders wishing to have a proposal presented at our 2005 Annual Meeting of Stockholders, including a proposal containing one or more nominations of persons for election as directors, must submit the proposal so that the Secretary of the Company receives it between October 24, 2004 and November 23, 2004; provided, however, that in the event that the date of the meeting is advanced by more than 30 days from the date of the 2004 Annual Meeting of Stockholders, notice by the stockholder must be received no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the meeting was mailed or public disclosure was made.

EXECUTIVE OFFICERS OF THE REGISTRANT

Our executive officers, their ages and their positions are as follows:

Name	Age	Title
Michael J. Hoffman (1)	43	President, Chief Executive Officer and Director
James C. Cook (2)	46	Executive Vice President, Chief Financial Officer and Director
James C.T. Bolton (3)	49	Senior Vice President, Administration and Strategic Planning
L. William Secoy (4)	60	Senior Vice President, Sales and Marketing
Donald P. Deubel (5)	40	Vice President, Research and Development
Frank E. Gregory (6)	53	Vice President, European Operations
Jerry A. Hatfield (7)	45	Vice President, Operations
William S. Rymer (8)	35	Vice President, Corporate Controller
David J. Waksman (9)	37	Vice President, General Counsel and Secretary

(1)    Michael J. Hoffman.    Mr. Hoffman has been President and Chief Executive Officer and a director of our Company since May 2002. Mr. Hoffman has been President of Constar, Inc. since October 2000. Mr. Hoffman was previously Vice President of Operations for Constar, Inc. since 1995, and director of Crown’s Aerosol Manufacturing division from 1993 to 1995. Prior to that, Mr. Hoffman was a Plant Superintendent, and then a Plant Manager, in several United States branches of Crown from 1987 to 1993. Prior to 1987, Mr. Hoffman was a Plant Superintendent for Continental Can Company and held various other plant management positions. Mr. Hoffman holds a B.S. in Mathematics and a B.S. in Psychology from the University of Delaware.

(2)    James C. Cook.    Mr. Cook has been Executive Vice President, Chief Financial Officer and a director of our Company since May 2002. Mr. Cook was previously Senior Vice President, Finance for the Berwind Group, a private holding company, from 1998 to 2001. Prior to that, Mr. Cook was Chief Financial Officer of Berwind Industries, a holding company for manufacturing enterprises, from 1995 to 1998. Mr. Cook was also Vice President and General Manager, Security Sensor Components for Sentrol, Inc., a wholly-owned subsidiary of the Berwind Group in 1993 and Controller and then Chief Financial Officer of Sentrol, Inc. from 1989 to 1993. Mr. Cook holds a B.S. in Business with a major in accounting from San Diego State University and an M.B.A. from the University of California, Berkeley.

(3)    James C.T. Bolton.    Mr. Bolton has been Senior Vice President, Administration and Strategic Planning of our company since May 2002. Previously, Mr. Bolton had been Senior Vice President, Strategic Planning and Information Systems for the Americas Division of Crown Cork & Seal Company, Inc. since 2001. Prior to that, Mr. Bolton was Vice President, Finance of Constar, Inc. from 1996 to 2001. Mr. Bolton was Vice President, Finance and Planning for the International Division of Crown from 1992 to 1996. Prior to that, Mr. Bolton was Director of Insurance for Crown and was responsible for all benefits and property/casualty coverage in the U.S. from 1984 to 1992. Mr. Bolton also worked in the Treasury and Audit departments of Crown from 1978 to 1984. Mr. Bolton holds a B.A. in Economics from Harvard College.

(4)    L. William Secoy.    Mr. Secoy has been Senior Vice President, Sales and Marketing of our Company since June 2002. Previously, Mr. Secoy had been Vice President, Sales and Marketing of Constar, Inc. since 2001. Prior to that, Mr. Secoy had been Vice President, Sales and Marketing of Crown Closures from 1997 to 2001. Prior to that, Mr. Secoy served as Vice President, Food Closure Sales and Director of Marketing for Anchor Hocking Corporation, a division of CarnaudMetalBox, from 1993 to 1997 and was Regional Sales Manager from 1990 to 1993 when Anchor Hocking Corporation was a division of Newell Corp. Mr. Secoy holds a B.S. in Business Administration from West Virginia University.

(5)    Donald P. Deubel.    Mr. Deubel has been Vice President, Research and Development of our Company since September 2002. Previously, Mr. Deubel had been Director of Packaging Development of Constar, Inc. from July 2000 to September 2002 and Senior Manager of Closure Engineering and Corporate Technologies for Crown from December 1997 to July 2000. Prior to that, Mr. Deubel served as Director of Engineering for Poly-Seal Corporation from July 1995 to December 1997. Mr. Deubel holds a B.S. in Business Administration from the University of Toledo and a B.S. in Plastics Engineering from Ferris State University.

(6)    Frank E. Gregory.    Mr. Gregory has been Vice President, European Operations of our Company since September 2002. Previously, Mr. Gregory was UK Business Director for our Company since 2001. Prior to that, Mr. Gregory served as Vice President of Operations for Graham Packaging Company in Europe from 1998 to 2000. From 1993 to 1998 Mr. Gregory was General Manager of the UK Extrusion Blow Molding Bottles Business for the Plastics Division of CarnaudMetalbox, and in 1997 and 1998 Mr. Gregory also served as Strategic Projects Director and then Industrial Director for the Plastics Division of CarnaudMetalbox.

(7)    Jerry A. Hatfield.    Mr. Hatfield has been Vice President, Operations of our Company since March 2003. Starting as an Operations Manager of Constar’s Kansas City Plant, he became Regional Operations Manager in 2000. Prior to that, he served as a Plant Manager for Crown Cork & Seal Company.

(8)    William S. Rymer.    Mr. Rymer has been Vice President, Corporate Controller of our Company since September 2003. From November 2001 to June 2003, Mr. Rymer served as Vice President, Chief Financial Officer and Secretary for American Pacific Enterprises, LLC, a designer and importer of decorative home furnishings. During 2001, Mr. Rymer served as an acquisition consultant in connection with the purchase of the assets of American Pacific Enterprises, Inc. From 1997 to January 2001, Mr. Rymer worked for Glenoit Corporation, a manufacturer of home furnishings and apparel fabric. During that period, Mr. Rymer was promoted to Senior Vice President of Finance in May 2000 after serving as Corporate Controller beginning in October 1997. Glenoit Corporation filed for bankruptcy protection in August 2000. Mr. Rymer is a Certified Public Accountant and holds a B.S. in Accounting from Wake Forest University.

(9)    David J. Waksman.    Mr. Waksman has been Vice President, General Counsel and Secretary of our Company since July 2003. Previously, Mr. Waksman practiced corporate law at Dechert LLP from 1997 to July 2003, beginning as an associate and becoming a partner in 2000. Mr. Waksman holds a law degree and an M.B.A. in Finance from New York University, as well as a B.A. and M.A. in History from The Johns Hopkins University.

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning the compensation earned by our chief executive officer and our four most highly paid executive officers, other than our chief executive officer, employed by the Company or its subsidiaries during the year ended December 31, 2003.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options	All Other Compensation ($)(4)
Michael J. Hoffman President and Chief Executive Officer	2003 2002	353,333 35,384	— 150,000	— —	666,000 80,400	— 66,840	3,000 2,324

James C. Cook Executive Vice President and Chief Financial Officer	2003 2002	275,000 30,321	— 42,224	— —	444,000 63,600	— 26,500	1,665 1,110

James C.T. Bolton Senior Vice President, Administration and Strategic Planning	2003 2002	189,863 18,352	— 61,911	— —	277,500 36,000	— 21,400	3,079 1,226

L. William Secoy Senior Vice President, Sales and Marketing	2003 2002	151,285 16,279	— 47,946	— —	— —	— 6,685	3,090 985

Frank E. Gregory (5) Vice President, European Operations	2003 2002	182,881 16,993	— 54,231	20,367 —	166,500 —	— 2,255	26,421 1,912

(1)	The salary information for 2002 reflects the amount of salary paid by Constar International Inc. to the named executive officers from November 21, 2002, the day after the closing of our initial public offering, through December 31, 2002. Compensation earned prior to November 21, 2002 was determined and paid by our former parent, Crown Cork & Seal Company, Inc.
(2)	The amount of perquisite and other personal benefits for the named executive officers did not exceed the lesser of $50,000 or 10% of the total of annual salary plus bonus, except in the case of Mr. Gregory. The amount shown for Mr. Gregory reflects automobile related benefits.
(3)	In 2002, we awarded 6,700, 5,300 and 3,000 shares of restricted stock to Messrs. Hoffman, Cook and Bolton, respectively. The values listed for these grants represent the number of shares granted to the particular officer multiplied by $12.00 per share, the offering price in our initial public offering. In 2003, we awarded 120,000, 80,000, 50,000 and 30,000 shares of restricted stock to Messrs. Hoffman, Cook, Bolton and Gregory, respectively. The values listed for these grants represent the number of shares granted to the particular officer multiplied by $5.55 per share, the closing price of our common stock on the grant date. Any dividends declared on shares of common stock will also be declared on the shares of restricted stock.
(4)	The amounts shown in this column represent Company 401(k) contributions, pension contributions and premiums paid by the Company for term life insurance.
(5)	Mr. Gregory is paid in British pounds. Compensation data has been converted to U.S. dollars using the December 31 exchange rate of each applicable year.

Stock Options

No stock options were granted by the Company in 2003.

Year-End December 31, 2003 Option Values

The following table sets forth year-end option value information for our executive officers named below:

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael J. Hoffman	—	—	22,280	44,560	0	0

James C. Cook	—	—	8,833	17,667	0	0

James C.T. Bolton	—	—	7,133	14,267	0	0

L. William Secoy	—	—	2,228	4,457	0	0

Frank E. Gregory	—	—	752	1,503	0	0

Equity Compensation Plans

The following table sets forth certain information as of December 31, 2003 with respect to our equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by our security holders, and (ii) all compensation plans not previously approved by our security holders. The table includes:

•	the number of securities to be issued upon the exercise of outstanding options;

•	the weighted-average exercise price of the outstanding options; and

•	the number of securities that remain available for future issuance under the plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(2)
Equity compensation plans approved by security holders	214,665	$12.00	279,835

Equity compensation plans not approved by security holders	0	n/a	0

Total	214,665	n/a	279,835

(1)	Does not include 380,500 shares of restricted stock granted under the Company’s 2002 Stock-Based Incentive Compensation Plan and Non-Employee Directors’ Stock Option Plan. In February 2004, the Company granted an additional 118,000 shares of restricted stock to employees under the 2002 Stock-Based Incentive Compensation Plan. No executive officers of the Company received shares in connection with this grant.
(2)	Includes shares underlying options that may be issued pursuant to the Company’s 2002 Stock-Based Incentive Compensation Plan, the Company’s Non-Employee Directors’ Stock Option Plan and the Company’s Employee Stock Purchase Plan, all three of which were previously approved by Crown Cork & Seal Company, Inc. as our sole stockholder prior to our initial public offering.

Employment Agreements

We have entered into employment agreements with Messrs. Hoffman, Cook, Bolton and Waksman. Each agreement has a three-year term. Additionally, each agreement will be extended for an additional one-year period on each anniversary of the agreement’s date, unless we or the executive give notice to the other that the term of the executive’s employment agreement will not be extended.

Mr. Hoffman is employed as our President and Chief Executive Officer and serves as a member of our Board of Directors. Mr. Cook is employed as our Executive Vice President and Chief Financial Officer and serves as a member of our Board of Directors. Mr. Bolton is employed as our Senior Vice President, Administration and Strategic Planning. Mr. Waksman is employed as our Vice President, General Counsel and Secretary. The respective agreements provide for a minimum annual base salary of $375,000 for Mr. Hoffman, $275,000 for Mr. Cook, $165,727 for Mr. Bolton and $225,000 for Mr. Waksman, subject in each case to annual increases at the discretion of the Board of Directors, and for annual performance bonuses. Each agreement also provides for the executive to receive our standard retirement and welfare benefits.

Under each agreement, either we or the executive may terminate the agreement with or without cause. If we terminate without cause or the executive terminates for good reason, each agreement requires us to pay the executive monthly severance (equal to base salary and a prorated portion of annual target bonus) for a period of 24 months together with the continuation of medical benefits during the period that severance is provided. If the termination follows a change in control, the severance is paid in a lump sum and increases to three times base salary plus target bonus. All outstanding equity based or performance based awards would also become immediately vested or exercisable. Additionally, if the executive becomes subject to the “golden parachute” excise tax imposed under Section 4999 of the Internal Revenue Code, such executive will receive a payment in an amount sufficient to offset the effects of such excise tax. Each executive is subject to a non-competition covenant following termination of his employment for the greater of one year after his termination, or for the period during which severance is paid (if the executive terminates after a change in control, the severance period is deemed to be three years), unless the termination occurs due to our refusal to renew the executive’s contract without cause.

For purposes of the agreements, “cause” is defined as gross misconduct or negligence, theft of company assets, material failure to follow lawful instructions, breach of restrictive covenants or conviction of a felony. “Good reason” is defined as a change in the executive’s authority, duties, responsibilities, reporting obligations or principal employment location by more than 30 miles, a reduction in base salary, a reduction in the aggregate benefits payable to the executive, a failure by us to pay compensation or benefits to the executive when due or a failure or refusal by our successor to assume the executive’s employment agreement.

We have also entered into change in control arrangements with twelve of our executives, including Messrs. Gregory and Secoy. These arrangements provide that in the event the executive is terminated without cause or terminates for good reason within two years following a change in control, or prior to a change in control with the executive reasonably demonstrating that the termination without cause or for good reason was in connection with the change in control, the executive is entitled to a lump sum payment equal to one times the executive’s then current base salary and target annual bonus. The executive is also entitled to a continuation of medical benefits for a 12-month period, immediate payment of all of the executive’s deferred compensation, and immediate cash-out, vesting or exercisability of all outstanding equity based or performance based awards. Additionally, under the change in control arrangements, if the executive becomes subject to the “golden parachute” excise tax imposed under Section 4999 of the Internal Revenue Code, payments provided to such executive under the change in control arrangement will be reduced so that such executive would not be subject to an excise tax. For purposes of these change in control arrangements, the terms “cause” and “good reason” have meanings similar to those provided in the preceding paragraph with “good reason” also including our failure to obtain assumption of the executive’s change in control arrangement.

Pension Plans

The Constar Pension Plan is a defined benefit pension plan covering the majority of U.S. salaried and hourly employees who are at least 21 years of age and who have completed at least one year of service. Vesting will occur after an employee has completed five years of service. For purposes of eligibility, including eligibility for early retirement, vesting and benefit accrual, the Constar Pension Plan recognizes all service recognized on behalf of our employees for pension purposes by our former parent company.

With respect to our executive officers, the Constar Pension Plan provides normal retirement benefits at age 65 determined generally as 1.25% of the participant’s final five year average base rate of pay multiplied by the participant’s years of service. However, other participants in the Constar Pension Plan receive benefits under different formulas. Benefits offered under the Constar Pension Plan will be offset by any benefits the executive earned under the defined benefit pension plans sponsored by our former parent company. An executive officer who has reached age 55 and completed at least 15 years of service may elect to retire early with reduced benefits. The normal form of benefit under the Constar Pension Plan for an unmarried participant is a single life annuity and for a married participant is a joint and 50% survivor annuity. Other optional forms of benefit, which provide for actuarially reduced pensions, are also available. Under federal law for 2004, benefits from the Constar Pension Plan are limited to $165,000 per year and may be based only on the first $205,000 of a participant’s annual compensation.

The Company also maintains the Constar Supplemental Executive Retirement Plan (“SERP”), a non-qualified supplemental pension plan. Employees of the Company who have been designated in writing by us and whose benefit under the Constar Pension Plan is restricted by federal limits on annual benefits or compensation receive a benefit under the SERP. The only named executive officer who received a benefit under the SERP in 2003 was Mr. Hoffman. The SERP provides benefits on the same basis as the Constar Pension Plan; however, the executives accrue benefits without regard to the federal limits on annual benefits and compensation imposed on tax qualified retirement plans. All benefits provided under the SERP will be offset by the benefits the executive receives under each of the Constar Pension Plan and the defined benefit pension plans sponsored by our former parent company. SERP participants vest in their benefits upon completing five years of service, attainment of age 65 while actively employed, or upon a change in control of the Company. A SERP participant who is terminated for “cause” will forfeit his or her SERP benefits, regardless of years of service. “Cause” generally means gross misconduct or negligence resulting in material harm to the Company; embezzlement of Company assets; a felony conviction; a breach of an employment agreement; or a willful and material failure to follow the lawful directions of the Board.

Benefits under the SERP are paid in the same form as the participant’s benefit from the Constar Pension Plan. However, upon a change in control, SERP benefits will become payable immediately in a lump sum. Currently, benefits under the SERP are unfunded.

For illustration purposes, the following table shows the combined estimated maximum annual retirement benefits payable under both the Constar Pension Plan and the SERP to our executive officers who retire at age 65, assuming the executive officers receive their benefit as a single life annuity, without survivor benefits. The benefits listed in the table below are not subject to any deduction for Social Security or other offset amounts (other than as described above). The estimated credited years of service under the Constar Pension Plan and the SERP for the above-named executive officers are as follows: Mr. Hoffman, 17 years; Mr. Cook, 1 year; Mr. Bolton, 25.5 years; Mr. Gregory, 3 years; and Mr. Secoy, 35.5 years.

	Years of Service
Final Average Base Pay	5	10	15	20	25	30	35
$50,000	$3,125	$6,250	$9,375	$12,500	$15,625	$18,750	$21,875

$100,000	$6,250	$12,500	$18,750	$25,000	$31,250	$37,500	$43,750

$150,000	$9,375	$18,750	$28,125	$37,500	$46,875	$56,250	$65,625

$200,000	$12,500	$25,000	$37,500	$50,000	$62,500	$75,000	$87,500

$250,000	$15,625	$31,250	$46,875	$62,500	$78,125	$93,750	$109,375

$300,000	$18,750	$37,500	$56,250	$75,000	$93,750	$112,500	$131,250

$350,000	$21,875	$43,750	$65,625	$87,500	$109,375	$131,250	$153,125

Annual Incentive and Management Stock Purchase Plan

In 2003, the Company adopted the Constar Annual Incentive and Management Stock Purchase Plan (the “MSPP”). The MSPP provides an opportunity for selected participants, including the named executive officers, to receive a bonus based on objective performance criteria. The maximum bonus any participant may receive under the MSPP is 150% of his base salary. Any bonus awarded under the MSPP is paid 50% in cash within 60 days of the end of the fiscal year for which the bonus relates. The remaining bonus (the “Deferred Bonus”) will be credited to a deferral account and will receive interest of 5%, compounded on a daily basis. The participant will be fully vested at all times in the Deferred Bonus (including the interest credited to such amount). The Deferred Bonus (including the interest credited to such amount) will be distributed to the participant in cash after a one year period, unless the administrator of the MSPP determines that further deferral is necessary to avoid the application of Section 162(m) of the Internal Revenue Code.

Additionally, the Company will provide each participant with a match (the “Employer Match”) equal to 50% of the Deferred Bonus. Such Employer Match will be made in a number of restricted stock units equal to the amount of the Employer Match divided by the fair market value of the Company’s Common Stock on the date such bonus would otherwise be paid (the “Restricted Stock Units”). Provided the participant remains employed by the Company, the Restricted Stock Units for any given year will vest in full three years after the date of the bonus payment to which it relates. Upon vesting, Restricted Stock Units will be distributed to the participant in cash or in shares of Common Stock in the administrator’s sole discretion, unless the administrator of the MSPP determines that further deferral is necessary to avoid application of Section 162(m) of the Internal Revenue Code or the participant elects to further defer his Restricted Stock Units.

If a participant voluntarily terminates employment with the Company or the Company terminates the participant for cause, the participant shall forfeit all unvested Restricted Stock Units. If the Participant voluntarily terminates due to retirement or the participant is involuntarily terminated by the Company without cause, the participant will become vested in a prorated amount of the Restricted Stock Units on the basis of the number of fully completed years of service during the vesting period over three. If the participant terminates due to death or disability, the participant will become fully vested in all Restricted Stock Units granted under the MSPP. Additionally, provided the participant remains employed by the Company on the date of a change in control, all Restricted Stock Units will become immediately and fully vested. Upon a change in control, or upon the participant’s termination of service with the Company, all of the Participant’s vested Restricted Stock Units and Deferred Bonus shall be distributed. Until distribution, all amounts credited under the MSPP shall be subject to the general creditors of the Company.

Based on the Company’s performance during 2003, no cash bonuses, and accordingly no Restricted Stock Units, were awarded to any employees under the MSPP.

COMPENSATION COMMITTEE

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors administers the Company’s executive compensation programs. The Compensation Committee consists solely of independent directors as defined by the listing standards of the National Association of Securities Dealers and applicable SEC regulations.

Compensation Philosophy

The Company’s philosophy in setting its compensation policies for executive officers is to maximize stockholder value by closely aligning the interests of the Chief Executive Officer and other executive officers with those of the Company’s stockholders. The Company seeks to offer its Chief Executive Officer and other executive officers competitive compensation based upon their performance and the performance of the Company. The executive compensation program is designed to attract and retain executive talent that contributes to the Company’s long-term success, and to recognize and reward individual contributions to the Company’s current performance.

The Company currently uses three integrated components in its executive compensation program: (1) base salary, (2) annual cash bonuses, and (3) long-term incentives in the form of restricted stock grants. In making decisions affecting executive compensation, the Compensation Committee reviews the nature and scope of the executive officer’s responsibilities as well as his or her effectiveness in supporting the Company’s long-term goals. The Compensation Committee also considers the compensation practices of other corporations in the packaging industry. The Compensation Committee has also retained a compensation consultant to advise the Compensation Committee. Based upon these and other factors that it considers relevant, the Compensation Committee has considered it appropriate, and in the best interest of stockholders, to set the base salary component of executive compensation slightly below the average of companies in the comparison group, while allowing for annual cash bonuses and restricted stock grants that, if awarded, would set the executive’s overall compensation higher than the average of companies in the comparison group. In making compensation decisions, the Compensation Committee exercises its judgment, and does not rely on specific formulas.

Base Salary

Consistent with its stated philosophy, the Compensation Committee works with its independent compensation consultants to position base salaries for the Company’s executive officers at levels that are slightly below the comparison group, with consideration of the Company’s performance, individual performance of the executive, the executive’s level of experience, and the scope of the executive’s responsibilities. In selected cases, other factors may also be considered.

Annual Cash Bonuses

Annual cash bonuses for the Chief Executive Officer and other executive officers are intended to reflect the Compensation Committee’s belief that a portion of the compensation of each executive officer should be contingent on the performance of the Company, as well as the individual contribution of each executive officer. The Compensation Committee established target bonuses for the Chief Executive Officer and other executive officers relative to the officer’s base salary. The Compensation Committee established objectives related to the Company’s performance. Based on the Company’s performance during 2003, no cash bonuses were awarded except to the European business unit, where 2003 performance exceeded the Company’s budget.

Long-Term Incentives

The Compensation Committee is committed to long-term incentive programs that promote the long-term growth of the Company. The Compensation Committee believes that executives should be compensated in part with equity interests in the Company in order to more closely align the interests of stockholders and executives. In 2003 the Compensation Committee provided the Company’s executive officers with long-term incentive compensation in the form of restricted stock grants under the Company’s 2002 Stock-Based Incentive Compensation Plan. The Compensation Committee structured grants made in 2003 to directly motivate executive officers to maximize long-term stockholder value. Provided that the executive officer continues to be employed by the Company, 20% of each grant made will vest on the first anniversary of the grant date, and 5% will vest on the second anniversary of the grant date. Additional vesting depends on the Company’s stock price reaching certain target levels, except that the entire restricted stock award will vest seven years after the grant date, provided that the executive officer continues to be employed by the Company.

Compensation of the Chief Executive Officer

Upon the completion of the Company’s initial public offering, Mr. Hoffman’s annual salary was $320,000. After reviewing salaries in the comparison group and in light of the Compensation Committee’s philosophy of setting executive compensation slightly below the average of companies in the comparison group, Mr. Hoffman’s annual salary was increased to $370,000. Mr. Hoffman is eligible to participate in the Company’s long-term incentive programs. In 2003, the Compensation Committee hired an independent compensation consultant who conducted a comparative analysis of chief executive officers’ equity positions in companies in the same or similar industries, taking into consideration experience, amount of equity, importance of senior management ownership, shareholder dilution, newness of company, and retention value. Based on this analysis, and partly to recognize the completion of the Company’s initial public offering through equity compensation that would align Mr. Hoffman’s and stockholders’ interests, the Compensation Committee awarded 120,000 shares of restricted stock to Mr. Hoffman. Because the Company was a wholly-owned subsidiary of Crown prior to November 20, 2002, Mr. Hoffman’s 2002 compensation was not determined by the Compensation Committee. The Summary Compensation Table includes additional information regarding other compensation and benefits paid to Mr. Hoffman.

Internal Revenue Code Section 162(m)

In setting executive compensation, the Compensation Committee also considers the potential future effects of Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for the Chief Executive Officer and the four other most highly compensated officers, unless compensation is performance-based. Currently, the compensation paid by the Company to its senior executives does not surpass this limitation. Because the Company’s costs in realizing tax benefits under Section 162(m) may outweigh those benefits, the Compensation Committee intends to maintain flexibility to pay compensation that is not entirely deductible when the best interests of the Company would make that advisable. In approving the amount and form of compensation for the Company’s executive officers, the Committee will continue to consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m).

RESPECTFULLY SUBMITTED BY:

Charles F. Casey

William G. Little

A. Alexander Taylor

STOCK PERFORMANCE GRAPH

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 5, 2004. The table includes the number of shares beneficially owned by (i) each person or group that is known to us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors and executive officers named in the summary compensation table and (iii) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

5% Beneficial Owners, Directors, Named Officers	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Strong Capital Management, Inc. 100 Heritage Reserve Menomonee Falls, WI 53051 (1)(2)	1,836,406	14.7%

Crown Cork & Seal Company, Inc. One Crown Way Philadelphia, PA 19154 (1)	1,255,000	10.0%

Nader Tavakoli, Mariel Capital Management, L.L.C. 551 Fifth Avenue, 34th Floor New York, NY 10176 (1)(3)	1,070,150	8.6%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202 (1)(4)	1,065,300	8.5%

U.S. Trust Co. of New York 114 W. 47th Street New York, NY 10036 (1)	911,872	7.3%

Credit Suisse Asset Management, LLC 466 Lexington Avenue New York, NY 10001 (1)	915,500	7.3%

Ritchie Capital Management, L.L.C. 210 E. State Street Batavia, IL 60510 (1)(5)	797,979	6.4%

David J. Greene and Company, LLC 599 Lexington Avenue New York, NY 10022 (1)	782,690	6.3%

Charles F. Casey	2,000	*

James A. Lewis	750	*

William G. Little	1,550	*

Frank J. Mechura	750	*

John P. Neafsey	5,750	*

Angus F. Smith	1,450	*

A. Alexander Taylor	2,750	*

Michael J. Hoffman (6)	150,480	1.2%

5% Beneficial Owners, Directors, Named Officers	Number of Shares Beneficially Owned	Percent of Shares Outstanding
James C. Cook (7)	95,133	*

James C.T. Bolton (8)	62,894	*

Frank E. Gregory (9)	30,752	*

L. William Secoy (10)	2,328	*

All Directors and executive officers as a group (16 persons) (11)	419,368	3.4%

*	Represents less than 1%
(1)	The number of shares beneficially owned for each 5% beneficial owner is derived from reports filed by each such beneficial owner under Section 13 of the Securities Exchange Act of 1934.
(2)	Per the Report on Schedule 13G filed by Strong Capital Management, Inc. on February 17, 2004, beneficial ownership of the indicated shares is shared by Strong Capital Management, Inc. and Richard S. Strong.
(3)	Per the Report on Schedule 13G filed by Nader Tavakoli and Mariel Capital Management, L.L.C. on February 17, 2004, the filing persons share beneficial ownership of 966,472 shares and Mr. Tavakoli beneficially owns an additional 103,678 shares.
(4)	These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(5)	Per the Report on Schedule 13G filed by Ritchie Capital Management on February 9, 2004, L.L.C., beneficial ownership of the indicated shares is shared by RAM Trading, Ltd., Ritchie Capital Management, L.L.C., RAM Capital, L.L.C., RAM Capital Investments, Ltd., THR, Inc., and A.R. Thane Ritchie.
(6)	Includes 22,280 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 14, 2004.
(7)	Includes 8,833 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 14, 2004.
(8)	Includes 7,133 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 14, 2004.
(9)	Includes 752 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 14, 2004.
(10)	Includes 2,228 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 14, 2004.
(11)	Includes 42,193 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 14, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Crown

Prior to the Company’s initial public offering in November 2002, the Company had been a wholly owned subsidiary of Crown Holdings, Inc. (“Crown”). As of March 5, 2003, Crown owned 1,255,000 shares, or approximately 10%, of our common stock.

Agreements with Crown

Concurrently with the completion of our initial public offering, we entered into lease agreements with Crown for our Philadelphia headquarters and our research facility in Alsip, Illinois. In 2003, we paid Crown $875,000 under these lease agreements. These lease agreements expired on December 31, 2003 and extensions are being negotiated.

Concurrently with the completion of our initial public offering, we entered into a transition services agreement with Crown. Under the transition services agreement, Crown provides services that include payroll, systems for accounting reporting, tax, information technology, benefits administration, purchasing and logistics. This agreement expired at the end of 2003 and was replaced with a new agreement on similar terms. The Company recorded an expense of approximately $4.8 million during the year ended December 31, 2003 related to the transition services agreement and had a payable of approximately $333,000 to Crown at December 31, 2003.

Concurrently with the completion of our initial public offering, we entered into a research and development agreement with Crown. In 2003, we ceased utilizing Crown’s services under this agreement. During 2003 we paid Crown approximately $1 million under this agreement. We had a net payable to Crown under this Agreement of approximately $13,000 at December 31, 2003.

Concurrently with the completion of our initial public offering, Constar, Inc. and a subsidiary of Crown called Crown Cork & Seal Company (USA), Inc., or Crown USA, entered into the Salt Lake City PET Products Supply and Lease of Related Assets Agreement (“SLC Agreement”). Under the SLC Agreement, Crown USA supplies Constar, Inc. with PET preforms and containers manufactured at Crown USA’s facility. The products are manufactured using equipment that Constar, Inc. leases to Crown USA which are maintained at Crown USA’s Salt Lake City facility. The SLC Agreement is for a term of two years ending November 19, 2004 and may be extended for an additional two years upon mutual agreement between Crown USA and Constar, Inc. The Company purchased approximately $14 million of PET preforms and containers from Crown during the year ended December 31, 2003. The Company had a net payable to Crown of approximately $362,000 related to the SLC Agreement at December 31, 2003.

Concurrently with the completion of our initial public offering, Constar, Inc. and Crown USA entered into the Newark Component Supply and Lease of Related Assets Agreement (“Newark Agreement”). Under the Newark Agreement, Constar, Inc. supplies Crown USA with rings, bands and closures manufactured at Constar Inc.’s facilities. The products are manufactured using equipment that Crown USA leases to Constar, Inc. and operates at the Company’s facilities. The Newark Agreement is for a term of two years ending November 19, 2004 and may be extended for an additional two years upon mutual agreement between Crown USA and Constar, Inc. We sold approximately $1.6 million of rings, bands and closures to Crown during the year ended December 31, 2003. The Company had a net receivable from Crown of approximately $231,000 related to the Newark Agreement at December 31, 2003.

Concurrently with the completion of our initial public offering, Constar Plastics of Italy, S.R.L., or Constar Italy, and a subsidiary of Crown called Crown Cork Italy S.p.A., or Crown Italy, entered into the Voghera PET Preform Supply and Lease of Related Assets Agreement (“Voghera Agreement”). Under the Voghera Agreement, Constar Italy supplies Crown Italy with resin and Crown Italy supplies Constar Italy with PET preforms manufactured at Crown Italy’s facility. The products are manufactured using equipment that Constar Italy leases to Crown Italy and maintains at Crown Italy’s facility. The Voghera Agreement expired on

December 31, 2003, and an extension is being negotiated. Net of resin sales, the Company purchased approximately $1.3 million of PET performs from Crown under this Agreement during the year ended December 31, 2003. The Company had a net payable to Crown of approximately $3.4 million related to the Voghera Agreement at December 31, 2003.

Concurrently with the completion of our initial public offering, Constar Italy and Crown Faba Sirma S.p.A., or Crown Faba, entered into the Faba Supply Agreement (“Faba Agreement”). Under the Faba Agreement, Crown Faba blows preforms into bottles and sells the bottles to Constar Italy. Constar Italy sells preforms to Crown Faba. The Faba Agreement expired on December 31, 2003 and an extension is being negotiated. We purchased approximately $2.4 million of bottles from Crown and sold approximately $1.9 million of performs to Crown during the year ended December 31, 2003. We had a net receivable from Crown of approximately $691,000 related to the Faba Agreement at December 31, 2003.

Concurrently with the completion of our initial public offering, Crown Cork & Seal Technologies Corporation granted Constar International UK Limited a royalty-bearing license to certain closures technologies. In 2003, Constar International UK Limited paid Crown Cork & Seal Technologies Corporation approximately £314,000 in royalties under this license.

Concurrently with the completion of our initial public offering, we entered into a Benefits Allocation Agreement with Crown, under which we and Crown allocated responsibility for certain employee benefit liabilities. We retained or assumed all liability for compensation and benefits owed to our active or former employees, and assumed sponsorship of the Crown pension plan previously maintained for our hourly employees. We also expanded this plan to include our active salaried employees, establish savings and welfare plans for its active employees that are substantially equivalent to plans previously provided by Crown, and assume the stand-alone pension plans in the United Kingdom and Holland, including the corresponding assets and liabilities. As of December 31, 2003, we had an under-funded benefit obligation of approximately $18.9 million under such plans.

Pursuant to the provisions of the Company’s Amended and Restated Certificate of Incorporation, legal expenses incurred by certain current and former directors in connection with two putative securities class action lawsuits, as described in the Company’s 2003 Annual Report on Form 10-K, are being advanced on behalf of those directors by the Company or the relevant insurer. Because the claims are against both the Company and the defendant directors, the Company cannot determine what portion of those legal expenses in 2003, or any expenses expected to be incurred in 2004, would be attributable to the directors rather than the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers and directors. Based solely upon a review of reports filed by these individuals, all Section 16(a) filing requirements have been met during 2003, except that a Form 3 for Mr. Hatfield required to be filed by April 3, 2003 was not filed until August 7, 2003, and a Form 3 for each of Mr. Lewis and Mr. Taylor required to be filed by April 18, 2003 was not filed until May 1, 2003.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee makes all compensation decisions regarding our chief executive officer. Messrs. Casey, Little and Taylor served as the only members of the Compensation Committee in 2003.

OTHER BUSINESS

We are not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the persons named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By Order of the Board of Directors,

David Waksman

Vice President, General Counsel and Secretary

March 23, 2004

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE

CONSTAR INTERNATIONAL INC.

AUDIT COMMITTEE CHARTER

I.	PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in the oversight of:

1.	the integrity of the Company’s financial statements;

2.	the Company’s compliance with legal and regulatory requirements as they relate to the Company’s financial information and reporting;

3.	the independent auditor’s qualifications and independence; and

4.	the performance of the Company’s internal audit function and independent auditors.

The Audit Committee will maintain an open avenue of communication between the independent auditors, internal auditors, senior management and the Board of Directors.

II.	STRUCTURE

The Audit Committee shall consist of not less than three independent directors. For purposes of this charter, a director shall be deemed independent if he or she satisfies the definitions of “independent” (or any derivation thereof or term similar thereto) set forth in the Nasdaq National Marketplace Rules and the rules promulgated by the Securities and Exchange Commission (“SEC”).

All members of the Audit Committee will be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, and will have a working familiarity with basic finance and accounting practices.

III.	MEETINGS

Meetings will occur as follows:

1.	The Audit Committee shall meet quarterly, by telephone conference or in person, prior to the release of the Company’s earnings to the public and the release of the Company’s Form 10-K and Form 10-Q filings.

2.	The Audit Committee shall meet at any other convenient date on an as-needed basis.

The Audit Committee may ask members of management or others to attend Audit Committee meetings and provide pertinent information when needed. Periodically, the Audit Committee will meet separately with management, internal auditors and independent auditors.

The presence of a majority of the members of the Audit Committee will constitute a quorum. The vote of a majority of the Audit Committee members present at a meeting in which a quorum has been established will be sufficient to adopt resolutions and to take any other action.

IV.	FUNCTIONS AND RESPONSIBILITIES

Internal Control

1.	Review with management, internal auditors and independent auditors the adequacy and effectiveness of the Company’s internal controls in managing risk.

2.	Examine internal and independent auditors’ findings of weaknesses and recommendations for the improvement of the internal controls. Monitor management’s implementation of internal control recommendations.

3.	Consider the extent to which internal and external auditors review computer systems and applications, the security of such systems and applications, and the contingency plan for processing financial information in the event of a systems breakdown.

4.	Review disclosures made to the Audit Committee by the Chief Executive Officer and Chief Financial Officer during the certification process for the filings of Form 10-Q and Form 10-K about any significant deficiencies in the design and operation of internal controls, any material weaknesses in internal controls and any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

Financial Reporting

1.	Review the quarterly and annual financial statements, and the related management’s discussion and analysis of financial condition and results of operations, prior to release to the public.

2.	Discuss any changes in accounting principles, significant judgmental areas and significant or complex transactions that occurred. Consider management’s handling of proposed audit adjustments identified by the independent auditors.

3.	Consult with the internal auditors, independent auditors and accounting personnel on the integrity of the internal and external financial reporting process. Determine if key reporting objectives are being met.

4.	Discuss with the independent auditors the quality of the Company’s accounting policies and reported earnings.

5.	Discuss the nature of interim financial statements with independent auditors to monitor that quarterly financial statements are consistent with year-end reporting.

6.	Issue any letters and reports providing disclosures required by SEC regulations to be made by the Committee.

Independent Auditors

1.	Appoint the Company’s independent auditors.

2.	Serve as the authority to which the independent auditors report. All auditing services and, except as provided in the following sentence, all non-audit services to be provided to the Company by any independent auditor of the Company shall be pre-approved by the Audit Committee; in addition, the Audit Committee may delegate such pre-approval duty to one or more designated members of the Audit Committee who are also independent directors of the Board of Directors, provided, that any decisions of any member of the Audit Committee to whom such duty has been delegated shall also be presented to the full Audit Committee at its next scheduled meeting. The pre-approval requirement described in the preceding sentence shall not apply to non-audit services for the Company if (a) the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to its independent auditor during the fiscal year in which the non-audit services are provided; (b) such services were not recognized by the Company at the time of the engagement to be non-audit services; and (c) such services are promptly brought to the attention of the Audit Committee and approved, prior to the completion of the audit, by the Audit Committee or by one or more members of the Audit Committee who are also independent directors of the Board of Directors to whom authority to grant pre-approvals has been delegated by the Audit Committee.

3.	Engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors.

4.	Obtain a formal written statement, on a periodic basis, delineating all relationships between the independent auditors and the Company. The Audit Committee is responsible for recommending that the Board of Directors take appropriate action in response to the independent auditors’ report to satisfy itself of the independent auditors’ independence.

5.	Review the audit scope and approach of the independent auditors’ examinations and direct the auditors to areas that, in the Audit Committee’s opinion, require more attention.

6.	Discuss with management and the independent auditors critical accounting policies and alternative treatments of financial information under generally accepted accounting principles.

7.	Discuss with the independent auditors any significant findings or problems encountered while performing the audit.

8.	Determine the appropriateness of the fees for the audit and non-audit services provided by the independent auditors.

Internal Auditors

1.	Review and examine the objectivity, effectiveness and resources of the Internal Audit Department.

2.	Concur in the appointment, replacement, reassignment or dismissal of the Director of Internal Audit.

3.	Review the internal audit plan for the current year and review the risk assessment procedures used to identify projects included in this plan.

4.	Review, with the Director of Internal Audit, the results of internal audit activities and progress with respect to the internal audit plan.

5.	Assess all material deficiencies in internal controls, material weaknesses in internal controls and any fraud involving any person responsible for the Company’s internal controls.

General

1.	Ensure that a Code of Ethics is formalized in writing and review management’s monitoring of compliance with the Company’s Code of Ethics.

2.	Evaluate whether management is setting the appropriate tone at the top by communicating the importance of the Code of Ethics. Review any changes to, or waivers of, the Code of Ethics.

3.	Review legal and regulatory matters that may have a material impact on the financial statements and the related compliance policies and procedures.

4.	Engage independent counsel and other advisers as the Audit Committee determines necessary to carry out its duties.

5.	Develop procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

6.	Initiate investigations on any matters within the scope of the Audit Committee’s responsibilities.

7.	Review and assess the adequacy of the committee charter annually, requesting board approval for proposed changes, and ensure appropriate disclosure as may be required by law or regulation.

8.	Perform any other functions required to be performed by the Audit Committee pursuant to applicable laws or regulations.

9.	Perform other oversight functions as requested by the Board of Directors.

10.	Review the effectiveness of the system for monitoring laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of non-compliance.

11.	Evaluate the committees’ and individual members’ performance on a regular basis.

12.	Obtain regular updates from management and company legal counsel regarding compliance matters.

V.	REPORTING RESPONSIBILITIES

The Audit Committee is an arm of, and responsible to, the Board of Directors to which it directly reports. The Audit Committee is responsible for periodically updating the Board of Directors about Audit Committee activities and making appropriate recommendations.

Provide an open avenue of communication between internal audit, the external auditors and the Board of Directors.

This Proxy is solicited on behalf of the Board of Directors

CONSTAR INTERNATIONAL INC.

2004 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 29, 2004

The undersigned stockholder of Constar International Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the 2004 Annual Meeting of Stockholders of Constar International Inc., each dated March 23, 2004, and hereby appoints Michael J. Hoffman and James C. Cook, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2004 Annual Meeting of Stockholders of Constar International Inc. to be held on April 29, 2004 at 9:00 a.m. local time, at the offices of Dechert LLP, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania and at any adjournment or adjournments thereof, and to vote all shares of Constar Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on this card.

SEE REVERSE SIDE

☒ Please mark your vote as in this example.

The Board of Director recommends a vote “FOR” all nominees listed in Proposal 1.

1.	Election of Directors: FOR all nominees listed below (except as indicated) If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the following list: James C. Cook, James A. Lewis, John P. Neafsey, Angus F. Smith.

And, in their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR each of the nominees set forth above and as said proxies deem advisable on such other matters as may properly come before the meeting.

Signature:                                                              Dated:                            , 2004

Signature (if held jointly or as community property):

This Proxy should be marked, dated and signed by the stockholder(s) as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.